UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 18, 2009
VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (800)-VISTEON
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01. Entry into a Material Definitive Agreement.
     The information set forth under Item 2.03 below is incorporated herein by reference.
SECTION 2 — FINANCIAL INFORMATION
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On November 18, 2009, Visteon Corporation (the “Company”) the Company entered into a $150 million Senior Secured Super Priority Priming Debtor in Possession Credit and Guaranty Agreement (the “DIP Credit Agreement’), with certain subsidiaries of the Company, a syndicate of lenders, and Wilmington Trust FSB, as administrative agent. The Company’s domestic subsidiaries that are also debtors and debtors-in-possession are guarantors under the DIP Credit Agreement. Borrowings under the DIP Credit Agreement are secured by, among other things, a first priority perfected security interest in assets that constitute first priority collateral under pre-petition secured term loans, as well as a second priority perfected security interest in assets that constitute first priority collateral under pre-petition secured asset-based revolving loans.
     On November 18, 2009, the Company borrowed $75 million under the DIP Credit Agreement. The Company may borrow the remaining $75 million in one additional advance prior to maturity, subject to certain conditions, including a condition that the Company shall not have filed a plan of reorganization that does not provide for full payment of the obligations under the DIP Credit Agreement in cash by the effective date of such plan. Borrowings under the DIP Credit Agreement are to be used to finance working capital, capital expenditures and other general corporate purposes in accordance with an approved budget.
     The DIP Credit Agreement matures and expires on the earliest of (i) May 18, 2010; provided, that the Company may extend it an additional three months, (ii) the effective date of the Company’s plan of reorganization, and (c) the date a sale or sales of all or substantially all of the Company’s and guarantors’ assets is or are consummated under section 363 of the Bankruptcy Code. Borrowings under the DIP Credit Agreement are issued at a 3.00% discount and bear interest at variable rates equal to (i) 6.50% (or 8.50% in the event a default), plus (ii) a Eurodollar rate (subject to a floor of 3.00% per annum). The Company will also pay a fee of 1.00% per annum on the unused portion of the $150 million available, payable monthly in arrears.
     The DIP Credit Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include the requirement to provide certain financial reports, use the proceeds of certain sales of collateral to prepay outstanding loans, certain restrictions on the incurrence of indebtedness, guarantees, liens, acquisitions and other investments, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other repayments in respect of capital stock, capital expenditures, transactions with affiliates, hedging arrangements, negative pledge clauses, payment of expenses and disbursements other than those reflected in an agreed upon budget, subsidiary distributions and the activities of certain holding company subsidiaries, subject to certain exceptions.
     Under certain conditions the lending commitments under the DIP Credit Agreement may be terminated by the lenders and amounts outstanding under the DIP Credit Agreement may be accelerated, subject to notice and cure periods in certain cases. Such events of default include, but are no limited to, failure to pay any principal, interest or fees when due, failure to comply with covenants, breach of representations or warranties in any material respect, failure to comply with the agreed upon budget, within agreed variances, certain changes in the Company’s bankruptcy case or new or existing orders of the bankruptcy court, or the US dollar equivalent market value of the Company’s ownership interest in Halla Climate Control Corporation closing on the KOSPI below $300 million for three consecutive trading days.
     The foregoing description of the DIP Credit Agreement is qualified in its entirety by reference to the text of the DIP Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
     The lenders participating in the DIP Credit Agreement, or their affiliates, also participate in the Company's $1.5 billion term loan, which Wilmington Trust FSB also acts as administrative agent.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

10.1
Senior Secured Super Priority Priming Debtor in Possession Credit and Guaranty Agreement, dated as of November 18, 2009, among the Company, certain subsidiaries of the Company, the several lenders from time to time party thereto, and Wilmington Trust FSB, as administrative agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION
Date: November 24, 2009	By:	/s/ Michael K. Sharnas
Michael K. Sharnas
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Page
10.1	Senior Secured Super Priority Priming Debtor in Possession Credit and Guaranty Agreement, dated as of November 18, 2009, among Visteon Corporation, certain subsidiaries of Visteon Corporation, the several lenders from time to time party thereto, and Wilmington Trust FSB, as administrative agent.